Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Reports a 49% Sales Increase, a 50% EPS Improvement, and a 70 Basis Point Margin Gain in Second Quarter of 2005

GOLDEN VALLEY, Minn. — July 26, 2005 — Pentair (NYSE: PNR) today announced its second quarter 2005 results, highlighting a 50 percent year-over-year increase in earnings per share (EPS) from continuing operations driven by stronger margins in Pentair’s Enclosures and Water businesses, coupled with share gains in robust Enclosures markets and the contributions of the new water businesses acquired in the WICOR purchase in August 2004.

Pentair’s second quarter 2005 net sales totaled $788.5 million, up 49 percent from $530.4 million in the same period a year ago. Organic sales – removing the effects of acquisitions and excluding favorable foreign currency exchange – grew approximately seven percent. Operating income for the second quarter totaled $111.5 million, 57 percent greater than the $71.0 million reported in the same period last year. A 14.1 percent margin in the second quarter reflected a gain of 70 basis points over the year-earlier level of 13.4 percent. Second quarter 2005 EPS of $0.63 compared to second quarter 2004 EPS from continuing operations of $0.42. Cash flow for the second quarter of 2005 totaled $117 million, bringing free cash flow for the first half of 2005 to $19 million. Pentair has targeted $200 million of free cash flow in 2005.

“The integration of our new water businesses and our water margin enhancement efforts both showed concrete progress in this our seasonally high quarter. The Enclosures Group continued its long streak of sales and margin improvements with several performance records established in the second quarter,” said Randall J. Hogan, Pentair chairman and chief executive officer. “These results demonstrate that we are executing very well in all of our businesses, and that we are getting solid bottom line results from our newly acquired water businesses.”

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In the Water Group, second quarter 2005 sales of $585.7 million were 66 percent higher than the $353.3 million recorded in the same period last year. Removing the effects of acquisitions and excluding favorable foreign currency exchange, sales were up approximately four percent over the second quarter of 2004 when the Group’s organic growth rate was 15 percent. Sales gains in specialty pumps, water treatment, foodservice, pool equipment, and Asia more than offset lower sales in water systems pumps, Europe, and spa and bath equipment.

Second quarter 2005 operating income in the Water Group totaled $93.5 million, up 58 percent from $59.3 million for the same period last year. The Group showed significant progress in margin expansion with operating income margin of 16.0 percent in the second quarter — only 80 basis points below the same period last year, prior to the WICOR acquisition. Pentair said the integration of its new water businesses is on schedule, with 17 of the facility closings or consolidations identified in its integration plan now completed or announced, up from 15 in the first quarter. Water margins are up 180 basis points over where they would have been had WICOR been included in the second quarter of last year.

Pentair’s Enclosures Group delivered 15 percent sales growth with second quarter 2005 sales totaling $202.9 million compared to a year-earlier total of $177.1 million. Second quarter growth was driven by gains in all North American end markets, with sales in the rest of the world down slightly.

Second quarter operating income in the Enclosures Group increased 25 percent from the same period last year, totaling $27.1 million in 2005 versus $21.6 million in 2004. Margins reached 13.3 percent, expanding by 110 basis points over the second quarter 2004, and delivering the Enclosures Group’s 14th consecutive quarter of sequential margin improvement. The Group benefited from higher volume in North America and productivity gains from the Pentair Integrated Management System and supply management initiatives, as well as more stable raw material pricing.

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Second quarter 2005 EPS included a $5.2 million pre-tax gain, or a net gain of $3.3 million after tax, from the sale of our investment in the stock of LN Holdings Corporation. This gain was offset by a $3.2 million charge to tax expense related to an anticipated settlement of a routine German tax exam for prior years that is likely to be unfavorable. The overall effective tax rate of 38.5 percent in the second quarter of 2005 was higher than our normal 2005 tax run rate of 35.5 percent due to this additional $3.2 million of tax expense.

“Our performance during the first half of 2005 has proven the value of the steps we are taking to grow our company and build shareholder value,” Hogan said. “We are clearly executing well in Enclosures and most of our Water businesses, and we continue to work to improve organic sales growth in Water and to minimize costs from redundant operations during integration-related product line moves.”

Hogan added: “Looking ahead to our third quarter expectations, we are initiating third quarter EPS guidance of between $0.43 and $0.47 — at least 34 percent higher than third quarter 2004 continuing EPS. We are further tightening our full year 2005 EPS guidance to a range of between $2.00 and $2.05, which is, at minimum, 48 percent higher than 2004 continuing EPS.”

A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
In thousands, except per-share data	July 2 2005	July 3 2004	July 2 2005	July 3 2004
Net sales	$788,523	$530,433	$1,498,158	$1,018,886
Cost of goods sold	553,290	368,782	1,058,787	717,162

Gross profit	235,233	161,651	439,371	301,724
% of net sales	29.8%	30.5%	29.3%	29.6%

Selling, general and administrative	113,224	84,260	229,562	167,912
% of net sales	14.4%	15.9%	15.3%	16.5%

Research and development	10,532	6,407	21,959	12,718
% of net sales	1.3%	1.2%	1.5%	1.2%

Operating income	111,477	70,984	187,850	121,094
% of net sales	14.1%	13.4%	12.5%	11.9%

Gain on sale of investment	5,199	—	5,199	—
Net interest expense	11,698	7,500	22,974	15,145
% of net sales	1.5%	1.4%	1.5%	1.5%

Income from continuing operations before income taxes	104,978	63,484	170,075	105,949
% of net sales	13.3%	12.0%	11.4%	10.4%

Provision for income taxes	40,456	21,491	62,248	35,714
Effective tax rate	38.5%	33.9%	36.6%	33.7%

Income from continuing operations	64,522	41,993	107,827	70,235
Income from discontinued operations, net of tax	—	13,470	—	25,438

Net income	$64,522	$55,463	$107,827	$95,673

Earnings per common share
Basic
Continuing operations	$0.64	$0.42	$1.07	$0.71
Discontinued operations	—	0.14	—	0.26

Basic earnings per common share	$0.64	$0.56	$1.07	$0.97

Diluted
Continuing operations	$0.63	$0.42	$1.05	$0.70
Discontinued operations	—	$0.13	—	0.25

Diluted earnings per common share	$0.63	$0.55	$1.05	$0.95

Weighted average common shares outstanding
Basic	100,769	99,320	100,566	98,874
Diluted	102,967	101,694	102,855	101,112

Cash dividends declared per common share	$0.130	$0.105	$0.260	$0.210

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	July 2 2005	December 31 2004	July 3 2004
Assets
Current assets
Cash and cash equivalents	$41,853	$31,495	$58,247
Accounts and notes receivable, net	457,878	396,459	285,348
Inventories	339,460	323,676	193,220
Current assets of discontinued operations	—	—	380,387
Deferred tax assets	49,077	49,074	30,630
Prepaid expenses and other current assets	27,734	24,433	26,868

Total current assets	916,002	825,137	974,700

Property, plant and equipment, net	324,477	336,302	219,343

Other assets
Non-current assets of discontinued operations	—	393	561,769
Goodwill	1,614,248	1,620,404	997,441
Intangibles, net	254,233	258,126	96,156
Other	60,538	80,213	81,871

Total other assets	1,929,019	1,959,136	1,737,237

Total assets	$3,169,498	$3,120,575	$2,931,280

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$1,587
Current maturities of long-term debt	6,469	11,957	5,333
Accounts payable	195,702	195,289	130,852
Employee compensation and benefits	80,584	104,821	64,868
Accrued product claims and warranties	43,940	42,524	27,013
Current liabilities of discontinued operations	192	192	206,779
Income taxes	47,384	27,395	26,680
Accrued rebates and sales incentives	38,177	41,618	22,809
Other current liabilities	97,367	103,083	57,640

Total current liabilities	509,815	526,879	543,561

Long-term debt	727,631	724,148	747,319
Pension and other retirement compensation	138,830	135,356	100,383
Post-retirement medical and other benefits	70,309	69,667	25,790
Deferred tax liabilities	143,377	142,873	60,201
Other non-current liabilities	67,576	70,804	62,525
Non-current liabilities of discontinued operations	2,031	3,054	46,733

Total liabilities	1,659,569	1,672,781	1,586,512

Shareholders’ equity	1,509,929	1,447,794	1,344,768

Total liabilities and shareholders’ equity	$3,169,498	$3,120,575	$2,931,280

Days sales in accounts receivable (13 month moving average)	53	52	52
Days inventory on hand (13 month moving average)	68	62	55
Days in accounts payable (13 month moving average)	56	57	55
Debt/total capital	32.7%	33.7%	35.9%

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In thousands	July 2 2005	July 3 2004
Operating activities
Net income	$107,827	$95,673
Adjustments to reconcile net income to net cash provided by operating activities
Net income from discontinued operations	—	(25,438)
Depreciation	28,962	20,928
Amortization	12,075	6,277
Deferred income taxes	2,572	301
Stock compensation	777	—
Gain on sale of investment	(5,199)	—
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(72,729)	(35,903)
Inventories	(22,340)	(28,179)
Prepaid expenses and other current assets	(4,036)	(7,797)
Accounts payable	4,590	38,994
Employee compensation and benefits	(29,912)	2,971
Accrued product claims and warranties	1,228	2,660
Income taxes	20,546	11,934
Other current liabilities	787	7,979
Pension and post-retirement benefits	7,370	3,990
Other assets and liabilities	(5,144)	(1,182)

Net cash provided by continuing operations	47,374	93,208
Net cash provided by (used for) discontinued operations	(630)	14,863

Net cash provided by operating activities	46,744	108,071

Investing activities
Capital expenditures	(39,077)	(13,340)
Proceeds from sale of property and equipment	11,553	—
Acquisitions, net of cash acquired	(10,513)	(15,288)
Divestitures	(190)	—
Proceeds from sale of investment	23,596	—
Equity investments	—	(200)

Net cash used for investing activities	(14,631)	(28,828)

Financing activities
Net short-term borrowings (repayments)	—	(2,603)
Proceeds from long-term debt	160,000	164,816
Repayment of long-term debt	(160,383)	(220,526)
Proceeds from exercise of stock options	6,355	10,178
Dividends paid	(26,648)	(21,001)

Net cash used for financing activities	(20,676)	(69,136)

Effect of exchange rate changes on cash	(1,079)	151

Change in cash and cash equivalents	10,358	10,258
Cash and cash equivalents, beginning of period	31,495	47,989

Cash and cash equivalents, end of period	$41,853	$58,247

Free cash flow
Net cash provided by operating activities	$46,744	$108,071
Less capital expenditures continuing operations	(39,077)	(10,412)
Less capital expenditures discontinued operations	—	(2,928)
Proceeds from sale of property and equipment	11,553	—

Free cash flow	$19,220	$94,731

Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2005	Second Qtr 2005	Six Months 2005	First Qtr 2004	Second Qtr 2004	Six Months 2004
Net sales to external customers
Water	$512,088	$585,657	$1,097,745	$313,981	$353,316	$667,297
Enclosures	197,547	202,866	400,413	174,472	177,117	351,589

Consolidated	$709,635	$788,523	$1,498,158	$488,453	$530,433	$1,018,886

Intersegment sales
Water	$22	$187	$209	$21	$29	$50
Enclosures	402	630	1,032	332	986	1,318
Other	(424)	(817)	(1,241)	(353)	(1,015)	(1,368)

Consolidated	$—	$—	$—	$—	$—	$—

Operating income (loss)
Water	$61,803	$93,481	$155,284	$41,547	$59,253	$100,800
Enclosures	25,926	27,078	53,004	19,354	21,590	40,944
Other	(11,356)	(9,082)	(20,438)	(10,791)	(9,859)	(20,650)

Consolidated	$76,373	$111,477	$187,850	$50,110	$70,984	$121,094

Operating income as a percent of net sales
Water	12.1%	16.0%	14.1%	13.2%	16.8%	15.1%
Enclosures	13.1%	13.3%	13.2%	11.1%	12.2%	11.6%
Consolidated	10.8%	14.1%	12.5%	10.3%	13.4%	11.9%

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to integrate the WICOR acquisition successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts:

Rachael Jarosh	Mark Cain

Communications	Investor Relations

Tel.: (763) 656-5280	Tel.: (763) 656-5278

E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com